Exhibit 23.6

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to use in this Registration Statement on Form SB-2, Post Effective Amendment No. 2, of Access Integrated Technologies, Inc. of our report, dated April 21, 2005 relating to the financial statements of Pritchard Square Cinema, LLC (the "Company"), which appears on Form 8-K, dated April 29, 2005, of Access Integrated Technologies, Inc.

     Our report dated April 21, 2005, contains an explanatory paragraph that states the Company sold substantially all of its assets to another entity at which time all operations ceased an were taken over by the acquiring company.



/s/AMPER, POLITZNER & MATTIA P.C.
Edison, New Jersey
July 27, 2005